Exhibit 99 (a)

CONTACT: Office of Investor Relations

eMail: InvestorRelations@SafetyInsurance.com

Tel: 877-951-2522

SAFETY DECLARES FIRST QUARTER 2004 DIVIDEND, ANNOUNCES A DIRECTOR
RETIREMENT AND SCHEDULES YEAR-END 2003 EVENTS

Boston, Massachusetts, February 24, 2004.  The Board of Directors of Safety Insurance Group, Inc.  (NASDAQ:SAFT) today approved a $0.10 per share quarterly cash dividend on its issued and outstanding common stock, payable on March 15, 2004, to shareholders of record at the close of business on March 1, 2004.

The Board also accepted the retirement of David W. Zalaznick from the Board effective today. Safety’s President and Chief Executive Officer, David F. Brussard, stated, “David’s resignation is accepted as part of Safety’s commitment to complying with the SEC’s and NASDAQ’s requirements regarding director independence.  Our Company thanks David for the expertise and wisdom he has brought to our Board.”

Safety plans to announce its 2003 annual results on March 9, 2004, with its Annual Report on Form 10-K to be filed with the U.S. Securities and Exchange Commission no later than March 15, 2004.  Safety also plans to hold its 2003 Annual Meeting of Shareholders in Boston, Massachusetts, on May 21, 2004 at 10:00 a.m.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company and Safety Indemnity Insurance Company, which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements and SEC Filings are available for viewing or download at our company website located at www.SafetyInsurance.com, under “About Safety”, “Investor Information”.

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Safety’s control, which could cause actual results to differ materially from such statements.  Important factors that could cause the actual results to differ include, but are not necessarily limited to, our concentration of business in Massachusetts personal lines insurance; our dependence on principal employees; our exposure to claims related to severe weather conditions; and rating agency policies and practices.  For a more detailed description of these uncertainties and other factors, please see Safety’s filings with the U.S. Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made, and Safety assumes no obligation to update or revise any of them in light of new information, future events or otherwise.